EXHIBIT 5 AND 23(a)

May 29, 2003

The Toro Company
8111 Lyndale Avenue South
Minneapolis, Minnesota 55420

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-57198) for The Toro Company 2000 Directors Stock Plan

Gentlemen:

     I am Vice President, Secretary and General Counsel of The Toro Company (the “Company”). In connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 noted above, relating to The Toro Company Directors Stock Plan, an additional 119,000 shares of Common Stock, $1.00 par value per share, and related Preferred Share Purchase Rights of the Company, may be issued as a result of a 2 for 1 stock split of the Common Stock, effective April 14, 2003. Please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that:

     1.     The shares of Common Stock when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable; and

     2.     Assuming that the Rights Agreement dated as of May 20, 1998, as modified by the Certificate of Adjusted Purchase Price or Number of Shares dated April 14, 2003, has been duly authorized, executed and delivered by the Rights Agent, the Rights, if and when issued as contemplated by the Rights Agreement, as it may be amended from time to time, will have been legally issued and entitled to the benefits of the Rights Agreement pursuant to which they will be issued.

     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the above-captioned Amendment, and to the reference to my name under the heading “Interests of Named Experts and Counsel” contained in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ J. Lawrence McIntyre J. Lawrence McIntyre Vice President, Secretary and General Counsel